ABLEAUCTIONS.COM, INC.

1963 Lougheed Highway, Coquitlam,

British Columbia, Canada V3K 3T8

Tel (604)-521-3369  Fax (604)-521-4911

IF YOU WOULD LIKE TO FAX YOUR VOTE, PLEASE FAX TO (604) 521-4911.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Ableauctions.com, Inc. (the “Company”) hereby appoints ABDUL LADHA and BARRETT SLEEMAN, and each of them, as the attorneys and proxies of the undersigned, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of the Company at the Annual Meeting of Shareholders of the Company to be held on Friday, September 29, 2006 at 11:00 am Pacific Time at Suite 1000 - 595 Burrard Street, Vancouver, British Columbia, and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below.

PROPOSAL 1 – Election of Directors:  (CHECK ONE ONLY)

o FOR all four nominees listed below.

o WITHHOLD AUTHORITY to vote for all four nominees for director listed below.

o FOR all four nominees for director listed below, except WITHHOLD AUTHORITY to vote for the nominee(s) whose name(s) is (are) lined through.

Nominees for election to the Board of Directors are Abdul Ladha, Barrett Sleeman, Dr. David Vogt, and Michael Boyling.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders(s).  If no direction is made, this proxy will be voted “FOR” the nominees of the Board of Directors in the election of directors.  This proxy also delegates discretionary authority to vote with respect to any other business that may properly come before the meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH AND HEREBY RATIFIES ALL THAT THE SAID ATTORNEYS AND PROXIES MAY DO BY VIRTUE HEREOF.

Dated:________________________,2006

_____________________________

(Shareholder’s Signature)

_____________________________

(Shareholder’s Signature)

Note:  Please mark, date and sign this proxy card and fax it or return it in the enclosed envelope.  Please sign as your name appears hereon.  If shares are registered in more than one name, all owners should sign.  If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority.  Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.

Ableauctions.com Inc.

1963 Lougheed Highway, Coquitlam, B.C. V3K 3T8

604-521-3369 or Fax: 604-521-4911

July 21, 2006

Dear Shareholder,

The 2006 Annual General Meeting of the shareholders of Ableauctions.com, Inc. will be held at 11:00 am on Friday, September 29, 2006, at Suite 1000 - 595 Burrard Street, Vancouver, British Columbia. In addition to the items set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on current activities and will provide you with an opportunity to discuss matters of interest to you as a shareholder.

We hope that you will be able to attend our Annual Meeting.  However, whether or not you plan to attend, please sign, date, and promptly return the enclosed proxy by mail, or fax it to us to ensure that your shares are represented.

2005 In Review - 2005 was a pivotal and exciting time for Ableauctions. It was the year that we built on the solid foundation that we laid in previous years - a foundation on which to build an exciting technology company.  In the process, we made significant progress towards accomplishing many of our objectives and milestones.

Live Auctions and Technology - In the area of live auctions and technology, it was a year of significant achievements.  We met most of the goals we set at the beginning of the year and surpassed a number of strategic objectives.

We increased revenues from live auctions in 2005 by approximately 40% from 2004, to over $500,000. Revenues from live auctions for the year ending 2006 are expected to be higher.  As of June 30, 2006, live auction revenues were 75% higher year-to-date compared to the same period in 2005.

We also increased the number of auction sessions we facilitated in 2005 by approximately 63% from 2004.  We facilitated approximately 708 auction sessions in 2005 compared to 435 sessions in 2004. The number of auction sessions are also projected to be higher in 2006.  As of June 30, 2006, we had already recorded 570 auction sessions compared to 350 during the same period in 2005.

The total bidder base in 2005 grew dramatically.  At the end of 2004, the total bidder base was 32,779 bidders.  At the end of 2005, the total bidder base was 80,578.  In the first six moths of 2006, the total bidder base is at 122,321.

Liquidation Business - Revenues from our liquidation business dropped slightly in 2005, but have rebounded back sharply in the first two quarters of 2006.  We had annual revenues of approximately

$3.3 million in 2005 compared to revenues of $3.5 in 2004.   Revenues from our liquidation business for the year 2006 are projected to be higher.  In the first two quarters of 2006, revenues from our liquidation business have already exceeded $3.0 million.

Acquisitions and Investments - We have not been successful in finding suitable companies to acquire. In order to increase shareholder value, we will continue to invest any excess capital we have including, if we deem it to be in the best interests of our shareholders, by repurchasing and retiring some of our stock in the marketplace.  Income from our investments in 2005 increased to $773,572 from $650,795 in 2004.

Our shareholders’ equity in 2005, defined as the value of the Company’s assets minus its liabilities, increased to $12,789,331 compared to $11,574,756 in 2004.

Our consolidated revenues and net income in 2005 remained almost unchanged from the previous year.  We had revenues of $4,428,912 and net earnings of $437,182.  We expect sales and revenue figures for 2006 to surpass those of 2005.

Our Drive - Our mission is to be a world leader in providing liquidation and merchandising services and we believe that our long term success in this area depends on our continued innovation and integration of technologies and services for auctioneers and liquidators worldwide.

We have managed to attract some of the world’s leading companies to partner with in strategically delivering our services and technology, and we have established an experienced management team, all dedicated towards building a significant technology company globally.

With innovative technology, good management and the support of our shareholders, we look forward to achieving our goals in the coming years.

On behalf of the Board of Directors, I would like to acknowledge the dedication, commitment and hard work of all our employees and consultants.  It is a privilege to be associated with them and to serve you, our shareholders.

Yours Faithfully,

/s/ Abdul Ladha

ABDUL LADHA

PRESIDENT AND CHIEF EXECUTIVE OFFICER

ABLEAUCTIONS.COM INC.

1963 Lougheed Highway, Coquitlam, B.C. V3K 3T8

604-521-3369 or Fax: 604-521-4911

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 29, 2006

To our Shareholders:

The Annual Meeting of Shareholders of Ableauctions.com, Inc. will be held at 11:00 a.m. (PST) on Friday, September 29, 2006, at 1000 - 595 Burrard Street, Vancouver, British Columbia, for the following purposes:

(1)

to elect four directors; and

(2)

to transact any other business that may properly come before the meeting.

Only shareholders of record at the close of business on July 20, 2006 are entitled to notice of, and to vote at, the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Abdul Ladha

Abdul Ladha

President and CEO

IMPORTANT

Whether or not you plan to attend the meeting, please sign, date, and return promptly the enclosed proxy, either in the enclosed envelope, which requires no postage if mailed in the United States, or by faxing it to us at (604) 521-4911.  Promptly signing, dating, and returning the proxy will save us the additional expense of further solicitation.

ABLEAUCTIONS.COM, INC.

1963 Lougheed Highway

Coquitlam, British Columbia, Canada

V3K 3T8

_______________________________________________________

PROXY STATEMENT

_______________________________________________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ableauctions.com, Inc. to be voted at our 2006 Annual Meeting of Shareholders to be held at 11:00 a.m. (PST) on September 29, 2006.  Shareholders who sign proxies may revoke them at any time before their exercise by delivering a written revocation to our Secretary, by submission of a proxy with a later date, or by voting in person at the meeting.  Both the proxy and a written revocation of the proxy may be delivered by facsimile at (604) 521-4911.  These proxy materials are being mailed to our shareholders on or about August 29, 2006.  All monetary information included in this Proxy Statement is stated in U.S. dollars.

We will furnish without charge to each person being solicited, upon the written request of any such person, a copy of our Annual Report on Form 10-KSB, including the financial statements and the financial statement schedules.  Any person who wishes to request a copy of our Annual Report should send a written request to Mr. Abdul Ladha, President, Ableauctions.com, Inc., 1963 Lougheed Highway, Coquitlam, British Columbia, Canada V3K 3T8.

VOTING SECURITIES

Only shareholders of record at the close of business on July 20, 2006 are entitled to vote at the Annual Meeting.  The total number of shares of common stock that were issued, outstanding and entitled to be voted on the record date was 62,406,834 shares.  Each share of common stock is entitled to one vote on all matters to be acted upon at the Annual Meeting.  The holders of one third of the outstanding shares (20,802,278 shares) will constitute a quorum, which is necessary for the transaction of business at the Annual Meeting.  In accordance with applicable law, the election of directors shall be by a plurality of the votes cast, while the approval of all other proposals shall be by a majority of the votes cast.  Shares which abstain from voting as to these matters, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to these matters (“broker non-votes”), will not be counted as votes in favor of or against the matters.  For purposes of determining whether the affirmative vote of a majority of the shares present at the meeting and entitled to vote on a proposal has been obtained, abstentions and broker non-votes will be included in the number of shares present and entitled to vote.

SOLICITATION

We will bear the cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement.  Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of common stock held in their names.  We will reimburse brokerage firms and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation materials to the owners.  In addition to original solicitation of proxies by mail, our directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile and personal interviews.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We will only deliver one Proxy Statement to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders.  We will promptly deliver a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

Ableauctions.com, Inc.

Attn: Corporate Secretary

1963 Lougheed Highway,

Coquitlam, British Columbia, Canada, V3K 3T8

Telephone No.:  (604) 521-3369

PROPOSAL 1:

ELECTION OF DIRECTORS

Four directors are to be elected to our Board of Directors at the Annual Meeting.  Each director will hold office for a term of one-year or until his successor is elected and qualified.  The Board of Directors has nominated Abdul Ladha, Barrett Sleeman, Dr. David Vogt, and Michael Boyling to serve as directors.  All of the nominees currently serve on our Board of Directors.

Unless a shareholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated by the Board of Directors to fill any vacancy.

Nominees for Election

Abdul Ladha, Age 44

Abdul Ladha has been a director and our President and Chief Executive Officer since August 24, 1999.  In January 2004 he also began serving as our Chief Financial Officer.  In addition, Mr. Ladha is also President of our wholly owned subsidiaries.  Mr. Ladha holds an honors degree in Electrical Engineering from the University of British Columbia. In 1985, after completing his academic term at the university and the Tri-University Meson Facility (TRIUMF), a nuclear physics research laboratory, he founded Dexton Computer Corporation, a technology provider dedicated to the installation and support of network systems.

Mr. Ladha was President, Chief Executive Officer, and a director of Dexton Technologies Corporation from December 1994 to July 2001.  In 1997, Dexton Technologies Corporation acquired all of the issued and outstanding shares of Able Auctions (1991) Ltd., which it subsequently sold to Ableauctions.com, Inc. on August 24, 1999.

Mr. Ladha has been nominated for the Ernst Young Entrepreneur of the Year and the prestigious Canadian Advanced Technology Association Public Sector Leadership Award.   The Federal Business Development Bank of Canada recently also awarded him Entrepreneur of The Year. This award from the Federal Business Development Bank of Canada, Heritage Canada, and Multiculturalism Canada, recognizes outstanding entrepreneurs born outside of Canada who demonstrate excellence in business, personal leadership and community involvement.

Mr. Ladha has also served as a Member of Council at the Hoover Institution at Stanford University, is a founding Member of the Women's B.A.N.K. Development Group, is a founder and director of the Canadian Institute for Technological Advancement and has served as a member of the Aga Khan Economic Planning Committee.  He currently serves as an honorary board member on numerous non profit and charitable organizations.

Barrett E.G. Sleeman, Age 65

Barrett Sleeman, a director since August 1999, is a professional engineer (PEng).  He has also been a director of Crystal Graphite Corporation, a graphite property development company, from February 1999 to February 2004, and the Chief Executive Officer of Helena Resources from October 2001 to the present.  From April 1997 to September 2001, he was a director of Dexton Technologies Corporation, a technology company.  From May 1988 to May 2000, he was a director and the President of Omicron Technologies Inc., whose focus is the acquisition, research and development, and marketing of leading edge technologies for the aerospace, telecommunications, defense, and consumer electronics industries, as well as Internet-based business concepts.  Mr. Sleeman also served as a director of Java Group Inc., an oil and gas company, from November 1997 to March 2000.  Mr. Sleeman was also President (October 1996 to October 1997) and a director (August 1996 to October 1997) of White Hawk Ventures Inc., and President (August 1995 to April 1997) and a director (March 1995 to January 1998) of International Bravo Resources Inc., both mining exploration companies.

Dr. David Vogt, Age 50

Dr. David Vogt, a director since April 2000, is a technology innovator and entrepreneur.  An astronomer by training, he was Director of Observatories at the University of British Columbia (UBC) in Canada from 1980 to 1992 before becoming Director of Science at Science World, Western Canada’s largest public science center.  Dr. Vogt founded Brainium.com, an innovative online educational publishing company, in 1995.  He became Chief Research Officer at the New Media Innovation Centre in 2002 and Direct of Digital Learning Projects at UBC in 2004.  He currently is champion and thought leader for a set of advanced R&D projects including MobileMuse.ca (http://mobilemuse.ca) and the Global Urban Sustainability Solutions Exchange (GUSSE – http://gusse.org).

Dr. Vogt combined undergraduate degrees in Physics and Astronomy and English Literature, earned in 1977 and 1978 from the University of British Columbia, into an interdisciplinary Ph.D. in information science and archaeoastronomy earned from Simon Fraser University in 1990.  Dr. Vogt was also founding director of the British Columbia Shad Valley Program, Chairman of the Canadian Broadcasting Corporation’s Advisory Committee on Science and Technology, and a founding member of the SchoolNet National Advisory Board.

Dr. Vogt is an active participant on a number of public and private boards, and is on the executive teams of four start-up technology companies.

Michael Boyling, Age 49

Michael Boyling, a director since February 2001, is the Vice President of Rogers Associate Partners Inc. (RAFP), which is an insurance and financial services company based in Vancouver, British Columbia with offices in Alberta, Manitoba and Ontario.  RAFP’s business focuses on providing insurance and financial services to high net worth individuals and medium sized companies.  Through his eight-year tenure as director and Vice President RAFP Inc has grown from annual revenue of CDN$500,000 to annual revenue in excess of CDN$12,000,000.

Mr. Boyling served with the Canadian Military (Army) from the age of 17 to the age of 38.  Since his retirement from military service, he has been self-employed in the financial industry.

Mr. Boyling also owns West Coast Global Equity/Ventures Inc., an international consulting company whose main focus is international financing and investing.  He has worked as a consultant and broker with a foreign government and international construction companies arranging equity and debt financing.

Prior to starting his own businesses, Mr. Boyling was employed in the insurance and financial services industry.

The Board of Directors recommends a vote FOR each of the nominees as a director.

Information Concerning Independent Public Accountant

We are not asking our shareholders to ratify or approve an independent public accountant for the 2006 fiscal year.  While Cinnamon Jang Willoughby, Chartered Accountants has been rendering services to us on an on-going basis, the Board of Directors has not made a final decision about its choice of independent public accountant for the 2006 fiscal year.  Representatives of Cinnamon Jang Willoughby are not expected to will be present at the meeting.

Audit Fees

The following table sets forth fees billed to us by Cinnamon Jang Willoughby, Chartered Accountants during the fiscal year ended December 31, 2005 and 2004 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements, (ii) services that were reasonably related to the performance of the audit or review of our financial statements and that are not reported as Audit Fees, (iii) services rendered in connection with tax compliance, tax advice and tax planning, and (iv) all other fees for services rendered.  There were no fees paid for services rendered that were not audit or review or attest services.

December 31, 2005

December 31, 2004

(i)

Audit Fees

$37,250

$36,657

(ii)

Audit Related Fees

$19,775

$18,475

(iii)

Tax Fees

$         0

$         0

(iv)

All Other Fees

$         0

$         0

BOARD AND COMMITTEE MEETINGS

During 2005, the Board of Directors held 15 meetings and all directors were present at each such meeting.  During 2005, the Board of Directors also acted by written consent in lieu of holding meetings.

COMPENSATION OF THE BOARD OF DIRECTORS

Our directors did not receive any cash compensation for their services during the last fiscal year.

Each director is eligible to participate in the 1999 Stock Option Plan and in the Ableauctions.com, Inc. 2002 Stock Option Plan for Directors (the “Directors’ Plan”).  Grants of options from both the 1999 Stock Option Plan and the Directors’ Plan are discretionary and are subject to the approval of the Board of Directors.

COMMUNICATIONS WITH MEMBERS OF THE BOARD OF DIRECTORS

The Board of Directors has not established a formal process for shareholders to send communications to its members.  Any shareholder may send a communication to any member of the Board of Directors, in care of our address and we will forward any such communication to the Board member.  If the shareholder would like the communication to be confidential, it should be so marked.

ATTENDANCE OF BOARD MEMBERS AT ANNUAL SHAREHOLDERS’ MEETING

Each of the members of the Board of Directors will be required to attend the Annual Meeting of our shareholders.

REPORT ON COMMITTEES

The Board of Directors has one standing committee, which is the Audit Committee.  Information regarding the functions of the Audit Committee, its present membership and the number of meetings held by the Audit Committee during the 2005 fiscal year is described below.

Audit Committee.  The Audit Committee is responsible for recommending to the Board of Directors the selection of independent public accountants to audit our books and records annually, to discuss with the independent auditors and internal auditors the scope and results of any audit, to review and approve any nonaudit services performed by our independent auditing firm, and to review certain related party transactions.  The members of the Audit Committee are Messrs Barrett Sleeman, David Vogt and Michael Boyling.  The Audit Committee met four times in the year 2005.

The Audit Committee is currently composed of three directors who are independent directors as defined under Rule 121 of the American Stock Exchange.  The Audit Committee operates under a written charter adopted by the Board of Directors.  We do not believe that any of the members of the Audit Committee would qualify as an “Audit Committee Financial Expert” as defined by Item 401 of Regulation SB promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934.  However, we are in compliance with section 121 of the Rules of the American Stock Exchange, which requires that at least one member of our Audit Committee is financially sophisticated.  We believe that both Mr. Barrett Sleeman and Mr. Michael Boyling meet the criteria of financial sophistication.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors.  Management is responsible for our financial statements and the financial reporting process, including the system of internal controls.  The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.  In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements that have been included in our Annual Report on Form 10-KSB for the year ended December 31, 2005.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.  In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Annual Report on Form 10-KSB for the 2005 fiscal year for filing with the Securities and Exchange Commission.

The Audit Committee has not yet recommended the selection of our independent auditors for the fiscal year ending December 31, 2006.

Members of the Audit Committee

/s/Barrett Sleeman

/s/Dr. David Vogt

/s/Michael Boyling

NOMINATION OF DIRECTORS

We do not have, nor are we required by the rules of the American Stock Exchange to have, a standing nominating or compensation committee.  Our Board of Directors is made up of four members, three of whom are deemed to be “independent”, as that term is defined in the rules of the American Stock Exchange.  Nominees to the Board of Directors were selected and approved by our three independent Board members, Barrett Sleeman, Dr. David Vogt and Michael Boyling.

The Board of Directors, acting as a Nominating Committee, does not have a policy with regard to the consideration of any director candidates recommended by shareholders.  The Board of Directors has made no determination as to whether or not such a policy should be adopted.  The Board of Directors will consider candidates recommended by shareholders.  Shareholders wishing to recommend a candidate for membership on the Board of Directors should submit to us the name of the individual and other pertinent information, including a short biography and contact information, in the manner described below in this Proxy Statement in the section titled “Shareholder Proposals”.

Some, but not all, of the qualifications that may be considered by the Board of Directors in choosing a director are:

•

Minimum, relevant employment experience;

•

Familiarity with generally accepted accounting principles and the preparation of financial statements;

•

Post secondary education or professional license;

•

Previous experience as a Board member of an operating company; and

•

The ability to commit the number of hours per year necessary to discharge his or her duty as a member of its Board of Directors.

A candidate for director must agree to abide by our Code of Business Conduct and Ethics.

Our goal is to seek to achieve a balance of knowledge and experience on our Board.  To this end, we seek nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically.  Although we use the criteria listed above as well as other criteria to evaluate potential nominees, we do not have a stated minimum criteria for nominees.  The Board does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our shareholders.  To date, we have not paid any third parties to assist us in finding director nominees.

The Board of Directors has not received a nominee from a shareholder who is not also an officer or director of Ableauctions.  Each nominee to our Board of Directors expressed a willingness to serve during the 2006 fiscal year and, based on a review of his qualifications, each was deemed to be a suitable candidate for nomination.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of July 20, 2006, regarding the beneficial ownership of our common stock by any person known by us to be the beneficial owner of more than 5% of our outstanding common stock, by directors and executive officers, and by all of our directors and executive officers as a group.

Name and Address	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class(1)
Abdul Ladha, Director and Executive Officer Suite 2000 - 1963 Lougheed Highway Coquitlam, B.C. V3K 3T8	2,387,500(2)	3.8%
Barrett Sleeman, Director Suite 2000 - 1963 Lougheed Highway Coquitlam, B.C. V3K 3T8	457,200(3)	0.73%
Dr. David Vogt, Director Suite 2000 - 1963 Lougheed Highway Coquitlam, B.C. V3K 3T8	457,200(3)	0.73%
Michael Boyling Suite 2000 - 1963 Lougheed Highway Coquitlam, B.C. V3K 3T8	457,200(3)	0.73%
All current directors and executive officers as a group (4 persons)	3,759,100	6.0%

(1) Based on an aggregate of 62,406,834 shares outstanding as of June 20, 2006.  Where a named person holds options or warrants to purchase shares of our common stock, the number of shares that may be issued under those options or warrants are added to the figure 62,406,834 to calculate the percentage held by that person.

(2) Includes the following:  (i) 933,269 shares of common stock and (ii) 1,454,231 shares of common stock to be issued pursuant to the exercise of an option granted on November 16, 2004 at a price of $0.40 per share pursuant to the Ableauctions.com, Inc. 1999 Stock Option Plan.

(3) Includes the following:  (i)7,200 shares of common stock, (ii) 200,000 shares of common stock to be issued pursuant to exercise of an option granted on October 11, 2002 at a price per share of $0.15 granted pursuant to the Ableauctions.com, Inc. 2002 Stock Option Plan for Directors and (iii) 250,000 shares of common stock to be issued pursuant to exercise of an option granted on November 16, 2004 at a price per share of $0.40 pursuant to the Ableauctions.com, Inc. 1999 Stock Option Plan.

To our knowledge, none of our directors, officers or affiliates, or any 5% or greater shareholder of our common stock, or any associate or any such directors, officers or affiliates, is a party that is adverse to us in any material legal proceeding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission.  Directors, executive officers and persons who own more than 10% of our common stock are required by Securities and Exchange Commission regulations to furnish to us copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports received or written representations from the reporting persons, we believe that during our 2005 fiscal year our directors, executive officers and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements with the exception of a form 4 filed by Abdul Ladha to report the exercise of options to purchase a total of 545,769 shares of our common stock on March 7, 2005.  The total purchase price was $93,307.60.  The form 4 was filed on March 23, 2006.

EXECUTIVE COMPENSATION

The table below shows, for the last three fiscal years, compensation paid or accrued to the Company’s chief executive officer and the four most highly paid executive officers while serving in their designated capacity at fiscal year end, whose total compensation exceeded $100,000.  These officers are referred to as the “named executive officers.”

Summary Compensation Table
	Annual Compensation				Long Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year Ended (1)	Salary (US$)	Bonus (US$)	Other Annual Compen-sation (US$)	Securities under Option/SAR Granted (#)	Restricted Shares or Restricted Share Units (US$)	LTIP Payouts (US$)	All Other Compen- sation(2)
ABDUL LADHA(3) President and CEO	2005 2004 2003	156,000 72,850 71,054	0 0 0	0 0 0	0 1,500,000 1,000,000	0 0 0 0	0 0 0	6,000 0 0
Erick Richardson(4)	2005 2004	0 0	68,011 217,500	0 0	3,000,000 (5)	0 0	0 0	0 0

(1)

Year ended December 31.

(2)

Car allowance.

(3)

President and CEO of Ableauctions.com Inc. from August 24, 1999 to present.

(4)

Vice-President and Director of Unlimited Closeouts, Inc. from February 2004 to present.

(5)

These options vest over a period of five years.

Option Grants in the Last Fiscal Year

During the fiscal year ended December 31, 2005, the Company did not grant stock options to its named executive officers or directors.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Option/SAR Officer Exercises for Last Fiscal Year
Name	Number of Shares Acquired on Exercise	Value Realized(1)	# of Securities Underlying Unexercised Options Exercisable/Unexercisable	Value of Unexercised- In-the-money Options Exercisable/Unexercisable(2)
Abdul Ladha	500,000 45,769 0	$80,000 $12,8150	387,475/0 1,454,231/0	$232,485/0 $407,185/0

(1) Value realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of the common stock on the date the options are exercised.

(2) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end (December 31, 2005) and the exercise price of the options.

Certain Relationships and Related Transactions

Within two years of the fiscal year ended December 31, 2005, the following related party transactions occurred:

At December 31, 2004, we leased 8,000 square feet of showroom and office space at 1963 Lougheed Highway, Coquitlam, British Columbia.  The monthly rental payments were $5,681.  The landlord was Bullion Reef Holdings Ltd., a private company wholly-owned by Hanifa Ladha, who is the wife of our President, Abdul Ladha.  The rent payments were below market, as verified independently by Burgess Austin valuators.

On February 24, 2005, we, through our assignee and wholly owned subsidiary 0716590 B.C. Ltd., exercised an option to purchase the property located at 1963 Lougheed Highway, Coquitlam, British Columbia.  On the date of purchase, the building had two tenants besides us.  The purchase price was $2,221,316 and the effective date of the transaction was January 1, 2005.  We paid the purchase price in cash.  The property consists of 19,646 square feet of commercial space and 2,300 square feet of residential space and is located on approximately eight-tenths of an acre.  The property currently serves as our headquarters.  A portion of the property continues to be leased to the remaining two tenants.

SHAREHOLDER PROPOSALS

Under Rule 14a-8 of the Securities and Exchange Commission, shareholder proposals intended for inclusion in next year’s Proxy Statement must be directed to the Corporate Secretary at Ableauctions.com, Inc., 1963 Lougheed Highway, Coquitlam, British Columbia, Canada, V3K 3T8, and must be received by March 22, 2007.  Any shareholder proposal for next year’s annual meeting submitted after March 22, 2007 will not be considered filed on a timely basis.  For proposals that are not timely filed, we retain discretion to vote proxies we receive.  For proposals that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our Proxy Statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a Proxy Statement.

OTHER MATTERS

We are not aware of any other business to be acted on at the meeting.  If other business requiring a vote of the shareholders comes before the meeting, the holders of the proxies will vote in accordance with their best judgment.